TIDAL TRUST III 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 195 and No. 198, to the Registration Statement on Form N-1A of Tidal Trust III for VistaShares Target 15 Berkshire Select Income ETF, VistaShares Target 15 USA Momentum Income ETF, VistaShares Target 15 USA Value Income ETF, VistaShares Target 15 USA Quality Income ETF and VistaShares Target 15 USA Low Volatility Income ETF and to the use of our report dated April 28, 2026 on the financial statements and financial highlights of VistaShares Target 15 Berkshire Select Income ETF and VistaShares Target 15 USA Quality Income ETF, each a series of Tidal Trust III. Such financial statements and financial highlights appear in the 2026 Financial Statements in Form N-CSR, which are incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 25, 2026